EXHIBIT 12

                                       INGERSOLL-RAND COMPANY
                         COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                                     (Dollar amounts in millions)
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                                                                 Years Ended December 31,
Fixed    charges:                                 2001       2000       1999        1998       1997
  Interest expense...........................   $254.3   $  286.6   $  204.5    $  225.9     $137.5
  Amortization of debt discount and expense..      8.8        6.1        6.7         7.0        2.0
  Rentals (one-third of rentals).............     36.3       28.2       23.9        23.8       23.3
  Capitalized interest.......................      4.0        4.4        4.0         4.0        3.2
  Equity-linked security charges............       8.3       25.6       25.6        19.7        0.0
Total fixed charges..........................   $311.7   $  350.9   $  264.7    $  280.4     $166.0

Net earnings from continuing operations         $246.2   $  546.2   $  563.1    $  481.6     $367.6
Add:   Minority income of majority-
         owned subsidiaries..................     20.1       39.3       29.1        23.5        3.6
       Taxes on income from continuing
         operations..........................     (2.9)     284.4      307.1       257.6      220.2
       Fixed charges.........................    311.7      350.9      264.7       280.4      166.0
Less:  Capitalized interest..................      4.0        4.4        4.0         4.0        3.2
       Undistributed earnings (losses) from
         less than 50% owned affiliates......      0.8        9.2       27.1        33.8       16.6
Earnings available for fixed charges ........   $570.3   $1,270.2   $1,132.9    $1,055.3     $737.6

Ratio of earnings to fixed charges ..........     1.83       3.44       4.28        3.59       4.44
Undistributed earnings (losses) from less
    than 50% owned affiliates:
  Equity in earnings (losses)............       $  3.3   $   11.7   $   29.3    $   37.0     $ 18.7
    Less:  Amounts distributed...............      2.5        2.5        2.2         3.2     $  2.1
  Undistributed earnings (losses) from
    less-than 50% owned affiliates...........   $  0.8   $    9.2   $   27.1    $   33.8     $ 16.6


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